Subsidiaries of the Company

                                                                Jurisdiction of
Subsidiaries                          Percentage Owned          Incorporation
------------                          ----------------          -------------

Sun National Bank                     100%                        United States

Med-Vine, Inc.(1)                     100%                        Delaware

Sun Capital Trust III                 100%                        Delaware

Sun Capital Trust IV                  100%                        Delaware

Sun Capital Trust V                   100%                        Delaware

Sun Capital Trust VI                  100%                        Delaware

Sun Financial Services, L.L.C.(1)     100%                        New Jersey

2020 Properties, L.L.C.(1)            100%                        New Jersey



(1) Wholly-owned subsidiary of Sun National Bank.